Moody National REIT II, Inc. 8-K

EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of November 27, 2024 and effective December 2, 2024 (“Effective Date”), is made and entered into by and between MOODY NATIONAL BROADWAY-NASHVILLE HOLDING, LLC, a Delaware limited liability company (“Seller”), and Reade Hotel Capital LLC, a New York limited liability company or its Permitted Assigns as defined in Section 13.2 (“Purchaser”).

ARTICLE 1.
AGREEMENT OF PURCHASE AND SALE

1.1.     Agreement. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, transfer and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, the following:

(a).      That certain tract of land located at 1811 Broadway, Nashville, TN 37203, and being more particularly described on Exhibit “A” attached hereto, together with any interest of Seller in any rights, easements and appurtenances pertaining thereto, including any interest of Seller in any adjacent streets, alleys, rights-of-way, strips, or gores of land adjoining such land, drainage facilities, utility rights, air rights, mineral rights and water rights (collectively, the “Land”).

(b).      All of Seller’s interest in the buildings, structures, fixtures, building systems, utility systems and other improvements of every kind and nature presently situated on, in or under, or used in, on or about the Land (collectively, the “Improvements”) currently being operated as “Nashville Embassy Suites” (the “Hotel”).

(c).      All rights, titles and interests of Seller in equipment and machinery (including, without limitation, heating, ventilation and air conditioning systems, equipment and controls, and all security equipment, cameras, card entry systems, monitoring devices, equipment and related computer hardware, software and licenses), all appliances, furniture, tools and supplies, and all other personal property owned by Seller and located on or about the Land and the Improvements and used in the operation or maintenance thereof, including, food, beverage (excluding any alcoholic beverages that may not be transferred to Purchaser under Legal Requirements) and consumable items in opened or unopened cases and all in-use reserve stock of linens, towels, paper goods, soaps, cleaning supplies, office supplies, engineering supplies, maintenance supplies, parts and tools and other “inventories of merchandise” and “inventories of supplies” as such terms are defined in the Uniform System of Accounts for the Lodging Industry 12th edition as updated from time to time used in connection with the operation and maintenance of the hotel (collectively, the “Personal Property”).

(d).      All assignable contracts and agreements to which Seller is a party and Purchaser chooses to assume relating to the upkeep, repair, maintenance, service, management, leasing or operation of the Land, Improvements and Personal Property, including, but not limited to, any purchase orders, reservation and telephone equipment and system contracts, and other contracts and/or leases where Seller is employer, lessee or purchaser, as the case may be, with respect to the ownership, maintenance, operation, provisioning or equipping the Hotel, as set forth on Exhibit “E” attached hereto and incorporated by reference herein (collectively, the “Service Agreements”).

(e).      All of Seller’s right, title and interest (if any) in and to all intangible assets of any nature relating to the Land, Improvements or Personal Property, if any only to the extent in Seller’s possession or control, including, but not limited to: (i) all warranties and guaranties issued with respect to the Improvements or the Personal Property (collectively, the “Warranties”); (ii) all licenses and permits with respect to the ownership and operation of the Land or Improvements, including, but not limited to, building permits, elevator permits, boiler and machinery permits, certificates of occupancy, water and wastewater taps, governmental entitlements, development rights, and utility service commitments (collectively, the “Permits”); (iii) all as-built engineering and architectural plans, and drawings held by or for Seller which relate to the Land and Improvements (collectively, the “Plans”); and (v) reservations and agreements made or entered into by Seller prior to Closing and assumed by Purchaser for Hotel rooms or meeting rooms to be utilized after Closing, in the ordinary course of business (collectively, the “Advanced Bookings”) (the Warranties, Permits, Plans and Advanced Bookings are hereinafter collectively referred to as the “Intangible Assets”).

(f)        The Land and Improvements are sometimes hereinafter referred to as the “Real Property”. The Land, Improvements, Personal Property, Service Agreements and Intangible Assets are sometimes hereinafter collectively referred to as the “Property”; provided, however, that Property shall specifically exclude (i) property of hotel guests, (ii) property of Seller’s Manager, (iii) all cash, cash equivalents on hand or in any bank account, operating account or other account maintained in connection with the ownership, management or operation of the Property, (iv) accounts receivable and any right to a refund or other payment relating to a period prior to the Closing not otherwise purchased , and (v) any pre-paid deposits or accounts receivable related to the Hotel operation.

(g)        All insurance claims or proceeds arising out of or relating to events that occur prior to the Closing Date shall remain the property of Seller and Purchaser shall have no right or claim to any such insurance proceeds or Claims unless assigned pursuant to Section 10.1 and 10.2.

ARTICLE 2.

PURCHASE PRICE

2.1.      Purchase Price. The purchase price for the Property (the “Purchase Price”) is FIFTY SEVEN MILLION FIVE HUNDRED THOUSAND AND NO/100 Dollars ($57,500,000.00), payable in immediately available U.S. funds via wire transfer at Closing (hereinafter defined), subject to the offsets and credits described herein.

ARTICLE 3.
EARNEST MONEY AND INDEPENDENT CONSIDERATION

3.1.      Earnest Money. Within two (2) Business Days from the Effective Date (as hereinafter defined), Purchaser shall deliver to First American Title Insurance Company (the “Escrow Agent”) the sum of FIVE HUNDRED THOUSAND AND NO/100 Dollars ($500,000.00) in immediately available U.S. funds via wire transfer as earnest money (the “Initial Earnest Money”). Within one (1) business day following the expiration of the Inspection Period, assuming Purchaser has not previously elected to terminate this Agreement, the Purchaser shall deliver to the Escrow Agent the additional sum of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) (the “Additional Earnest Money”) (the Initial Earnest Money and the Additional Earnest Money, if any, and all interest earned thereon are hereinafter collectively referred to as the “Earnest Money”). The Escrow Agent shall deposit the Earnest Money in a fully insured interest-bearing account at a depository selected by the Escrow Agent, with all interest to become part of the Earnest Money. If the purchase and sale of the Property is consummated in accordance with the terms and conditions of this Agreement, then the Earnest Money shall be applied to the Purchase Price at the Closing. In all other events, the Earnest Money shall be disposed of by the Escrow Agent as provided elsewhere in this Agreement.

3.2.      Independent Consideration. Notwithstanding any other provision of this Agreement to the contrary, the sum of $100.00 out of the Earnest Money shall be paid by the Escrow Agent to Seller as “Independent Consideration” (herein so called) for Seller’s execution of this Agreement and the rights granted herein, which Independent Consideration shall be paid to Seller in all instances upon execution of this Agreement, is fully earned, and shall not be applied against the Purchase Price.

ARTICLE 4.
DUE DILIGENCE ITEMS

4.1.      Due Diligence Items. Within five (5) days after the Effective Date, Seller shall upload to the Data Room and deliver to Purchaser copies of the items more particularly described on Schedule 1 hereto, to the extent such items are in Seller’s possession (“Due Diligence Items”).

ARTICLE 5.
TITLE COMMITMENT, SURVEY AND TITLE REVIEW

5.1.      Title Commitment. Within ten (10) days after the Effective Date, Seller shall cause Moody National Title Company, LP, Attn: Sunny Finnegan, 9655 Katy Freeway, Suite 610, Houston, Texas 77024, (713) 273-6615, Email: sfinnegan@moodynational.com (the “Title Company”) to deliver to Purchaser a current Commitment for Title Insurance on a current form ALTA Owner’s Policy of Title Insurance, with respect to Land and Improvements dated after the Effective Date, naming Purchaser as the proposed insured, showing the Purchase Price of the Real Property as the policy amount, and countersigned by the Title Company, as agent for First American Title Insurance Company, together with legible (or best available) copies of all instruments that create or evidence title exceptions affecting the Real Property referenced therein (collectively, the “Title Commitment”).

5.2.      Survey. Within five (5) days after the Effective Date, Seller shall deliver to Purchaser a copy of Seller’s existing survey of the Real Property (the “Existing Survey”), if any. Purchaser, at its election and at its cost, may obtain a new or updated survey of the Real Property (“Updated Survey”).

5.3.      Survey and Title Review. Purchaser shall have until five (5) days prior to the expiration of the Inspection Period (as defined below) (the “Title Review Period”) to deliver to Seller in writing any objection Purchaser has to any exception or matter contained in the Title Commitment or the Existing Survey (“Objections”). Purchaser shall be deemed to have made Objections to all monetary liens Monetary Liens and at or before Closing, Seller shall be obligated to pay, satisfy and/or remove all Monetary Liens. If Purchaser fails to give written notice of Purchaser’s Objections to Seller prior to the expiration of the Title Review Period, then all exceptions to title shown on the Title Commitment and all matters shown on the Existing Survey shall be deemed to be approved by Purchaser and shall be deemed to be Permitted Exceptions (as hereinafter defined). If Purchaser has timely notified Seller in writing of Purchaser’s Objections to the Title Commitment or the Existing Survey, then Seller shall have a period of three (3) days following the receipt of the Objections in which to commit to the cure the Objections before Closing (the “Cure Period”); provided, however, Seller may, but shall not be obligated to, cure any of the Purchaser’s Objections other than Monetary Liens. “Monetary Liens” means (i) any existing deed of trust, mortgage and any mechanic’s or materialman’s lien created by, through or under Seller affecting the Real Property, (ii) any mechanics’ or materialmen’s lien filed in connection with work performed by or for Seller and not disputed by Seller, (iii) any lien securing an ascertainable amount and granted or expressly consented to by Seller, (iv) any objections identified in the Survey that can be resolved by an accurate survey affidavit delivered by Seller, and (iv) any other monetary lien created by, through or under Seller that may be removed by the payment of a liquidated sum of money, provided that Seller shall not be required to expend more than $50,000.00 in the aggregate with respect to items described in this clause (iv) with respect to the Hotel. If Purchaser has timely notified Seller in writing of Objections to the Title Commitment or the Existing Survey, then Seller may, prior to the expiration of the Cure Period, give Purchaser written notice (“Seller’s Title Cure Notice”) of Seller’s intention to satisfy or not satisfy the Objections prior to Closing. If Seller fails to timely give Purchaser the Seller’s Title Cure Notice, or if Seller notifies Purchaser in writing during the Cure Period that Seller will not satisfy the Objections prior to Closing, then, in either event, Purchaser shall have the option, prior to the expiration of the Inspection Period, to either (i) waive the unsatisfied Objections, in which event those unsatisfied Objections shall become Permitted Exceptions, or (ii) terminate this Agreement by giving written notice to Seller of its election to terminate prior to the expiration of the Inspection Period. If Purchaser does not timely elect to terminate this Agreement, then Purchaser shall be deemed to have waived any unsatisfied Objection, other than Monetary Liens, and any such unsatisfied Objection, other than Monetary Liens, shall become a Permitted Exception. If Purchaser timely elects to terminate this Agreement, then in such event, the Earnest Money, less the Independent Consideration, shall be promptly returned to Purchaser and Seller and Purchaser shall have no further obligations, one to the other, with respect to the subject matter of this Agreement, except for those provisions that expressly survive termination of this Agreement. Seller shall cause the Monetary Liens to be paid, satisfied or removed at or prior to Closing.

5.4.      Permitted Exceptions. The term “Permitted Exceptions” means those exceptions or conditions that affect or may affect title to the Real Property that are approved or deemed to be approved by Purchaser in accordance with Article 5 of this Agreement.

ARTICLE 6.
INSPECTION PERIOD

6.1.      Inspection Period. Purchaser shall have until 5:00 p.m., Central Time, on January 16, 2025 – 45 days after above-referenced Effective Date (the “Inspection Period”) to conduct, at its expense, an examination, inspection and investigation of the Property as determined by Purchaser, in Purchaser’s sole discretion, including, but not limited to, conduct an inspection of the physical condition of the Real Property, including obtaining a property condition report, engineering report, Phase 1 environmental site assessment, tests, audits and inspections, and conduct such other inspections of the Property as Purchaser deems necessary to determine the suitability of the Property for Purchaser’s intended use (the “Property Condition”); provided, however, Purchaser shall have no right to conduct any invasive testing, including so called “Phase II” environmental testing without Seller’s prior written approval, which will not be unreasonably, withheld, conditioned or delayed. Purchaser, subject to the rights of hotel guests, shall have the right to enter upon the Real Property at reasonable times during normal business hours and upon twenty-four (24) hours prior notification to Seller and conduct such inspections thereon relating to the Property. Seller or its representatives shall have the right to accompany Purchaser or its inspectors during any inspection of the Property and Purchaser shall conduct its inspections in a manner so as to not unreasonably disturb any persons occupying the Real Property; provided, however, that Seller shall schedule one (1) day or create a rolling schedule over three (3) or less days during the Inspection Period whereby Purchaser will be provided the opportunity to inspect all of the units of the Property. Purchaser shall not permit any liens to attach to the Real Property by reason of the exercise of such inspections or investigations.

6.2.      Purchaser Assumes All Risks; Indemnification. Purchaser assumes all risks associated with Purchaser’s investigations, including, without limitation, all property damage (including, without limitation, damage to the Real Property) and all injuries and loss to Purchaser, its employees, agents, contractors, subcontractors, invitees, consultants and other representatives (collectively, “Purchaser’s Consultants”). Purchaser agrees to indemnify, defend and hold harmless Seller and its partners, officers, directors, members, managers, employees and agents of, from and against any and all costs, losses, claims, defenses, demands, Damages, liabilities, expenses and other obligations (including, without limitation, reasonable attorneys’ fees and court costs) arising from, out of or in connection with, or otherwise relating to, the entry onto the Real Property or the performance of Purchaser’s investigations by Purchaser or any of Purchaser’s Consultants. Purchaser shall timely pay for all such inspections and in no event allow or suffer any liens or charges therefor to be placed against the Property or its appurtenant rights. All inspections/tests shall be performed by licensed professionals, qualified and having experience in preparing such inspections and investigations. Such inspector/agent/professional and Purchaser and its agents shall each maintain at all times a minimum of $1,000,000.00 in liability insurance coverage which will cover their acts and/or omissions on the Property and its appurtenant easements. Such insurance shall name Seller as an additional insured and Purchaser upon request of Seller shall provide Seller with evidence thereof prior to entry onto the Property. Purchaser shall repair any damage caused by its physical inspections and shall restore the Property and any Tenant property to their condition prior to such inspections all in accordance with law (including any damage or injury resulting from such access or inspections). The foregoing indemnification shall not extend to claims or damages suffered by Seller by reason of the Purchaser’s mere discovery of any violations of any laws, including environmental laws, or the negligence or willful misconduct of Seller or its agents. This paragraph shall survive Closing and the termination of this Agreement. “Damages” means out-of-pocket damages, liabilities, losses, Claims, costs and expenses (including reasonable attorneys’ fees and expenses) actually incurred by a Person. “Person” means a natural person or any legal or governmental entity.

6.3.      Franchise Agreement. It is hereby agreed and acknowledged that the Property is currently subject to that certain Franchise Agreement dated June 16, 2015 (as amended, modified or supplemented, the “Existing Franchise Agreement”) between Hilton Franchise Holding LLC (“Licensor”) and Seller. Pursuant to the terms of the Existing Franchise Agreement, Seller is not authorized to sell the Property unless Purchaser has been approved by Licensor, and Purchaser and Licensor have entered into a new franchise agreement with Licensor with respect to the Property. As a material part of the consideration for this Agreement, Purchaser shall be responsible for (a) entering into a new franchise agreement with Licensor, or otherwise reaching an agreement with Licensor to terminate the Existing Franchise Agreement, in an manner that (ii) results in Seller, Seller’s Manager, if applicable, any guarantor, and each of their respective Affiliates, being released from all future duties, liabilities and obligations under the Existing Franchise Agreement and any guarantee(s) thereof, in such form and to such an extent that Licensor customarily provides. Purchaser shall bear the cost of, and hereby agrees to pay, any and all fees and expenses related to (a) the new franchise agreement or termination of the franchise agreement not due to any actions of the Seller unrelated to the sale and (b) the termination and releases under the Existing Franchise Agreement, including, but not limited to, any property improvement plan (if any, the “Franchise Costs”) with respect to the Hotel. Purchaser’s failure to satisfy its obligations under this Section 6.3 prior to Closing shall constitute a Purchaser default.

6.4.      Termination Notice. If Purchaser, in its sole and absolute discretion, is not satisfied with the Property Condition or otherwise determines that the Property is not suitable for Purchaser’s intended needs, Purchaser may terminate this Agreement by delivering to Seller, prior to the expiration of the Inspection Period written notice stating that Purchaser desires to terminate this Agreement (the “Termination Notice”), whereupon whereby the Earnest Money less the Independent Consideration shall be returned to Purchaser, and neither party shall have any further obligation or liability hereunder except for those obligations that expressly survive termination of this Agreement. If Purchaser does not terminate this Agreement by timely delivery of the Termination Notice then: (i) Purchaser shall be deemed to have accepted the Property in all respects; (ii) Purchaser agrees to purchase the Property under this Agreement “AS IS” except for the representations and warranties of Seller expressly made herein; and (iii) the Earnest Money shall be nonrefundable in all events except in the event of a Seller’s default in accordance with this Agreement.

6.5.      Purchaser’s Termination Obligations. If Purchaser timely delivers to Seller a Termination Notice, if this Agreement otherwise terminates or if Purchaser fails to close the purchase of the Property, then Purchaser will repair any damage to the Property caused by Purchaser’s investigation and inspection of the Property and return to Seller all Due Diligence Items delivered by Seller to Purchaser in accordance with Section 4.1 of this Agreement together with copies of all third party reports obtained by Purchaser in connection with its investigation of the Property.

6.6.      Management Agreement. Seller shall at Closing terminate the existing hotel management agreement with the Manager and pay any termination fees and costs.

6.7.      Employees. During the Inspection Period, upon prior written notice and at such times reasonably agreed upon by Seller, Purchaser may interview the general manager, director of sales and chief building engineer at the Property. Following the expiration of the Inspection Period upon prior written notice and at such times reasonably agreed upon by Seller (provided Purchaser has not terminated this Agreement and is not in default Purchaser) may interview all other employees of the Manager at the Property. Seller, Manager or their representatives shall have the right to participate in any such meetings. Seller, and Manager and Existing Franchisor shall not have any liability whatsoever with respect to any act or omission on the part of Purchaser with respect to Purchaser’s conduct of employment interviews or employee screening. In particular, Purchaser is advised that applicable Legal Requirements may limit the scope and manner of drug screening of prospective employees. Purchaser shall indemnify, defend and hold harmless the Seller Parties from and against any Damages that may be incurred by, or asserted against, any such indemnified party arising out of or relating to Purchaser’s or its manager’s conducting of employment interviews or employee screening.

ARTICLE 7.
REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

7.1.      Representations and Warranties. Except for and subject to the information contained in the Due Diligence Items, Seller makes the following warranties and representations that shall be true and correct as of the Effective Date and on the Closing Date:

(a).      Organization and Authority. Seller has been duly organized and is validly existing as a Delaware limited liability company and is authorized to do business in the State of Tennessee. Seller has the full right, power and authority, and has obtained any and all consents required, to enter into this Agreement, consummate or cause to be consummated the sale of the Property and make or cause to be made the conveyances, transfers and assignments contemplated herein. The persons signing this Agreement on behalf of Seller are authorized to do so. This Agreement and all of the documents to be delivered by Seller at the Closing have been or will be duly authorized and properly executed and will constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

(b).      Conflicts. There is no agreement to which Seller is a party or binding on Seller or the Property which is in conflict with this Agreement or which would limit or restrict the timely performance by Seller of its obligations pursuant to this Agreement.

(c).      Litigation. Except as set forth in Schedule 7.1(c), to Seller’s Knowledge, Seller has not received written notice of any action, suit or proceeding which is currently pending or, to Seller’s knowledge, threatened which (i) would affect the Property after Closing or be binding upon Purchaser, or (ii) which challenges or impairs Seller’s ability to execute, deliver or perform this Agreement or consummate the transaction contemplated hereby. “Action” means any action, suit, arbitration, governmental investigation or other legal proceeding.

(d).      Compliance with Laws. Seller has not received any written notice and has no knowledge of any pending or threatened liens made against the Property. Further, Seller has not received any written notice, addressed specifically to Seller or Manager and sent by any governmental authority or agency having jurisdiction over the Property, and Seller has no knowledge that the Property or its use is in material violation of any Legal Requirements, except as noted on Schedule 7.1 (d) hereof. “Legal Requirement” means any federal, state, local or municipal constitution, law, statute, ordinance, rule, order or regulation.

(e).      Withholding Obligation. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code or under the laws of the State of Tennessee.

(f).       Condemnation. Seller has not received written notice of any pending condemnation actions against the Property, or, to Seller’s knowledge, threatened condemnation or similar proceedings against the Property or any part thereof.

(g).      OFAC. Neither Seller nor, to Seller’s knowledge, any of its affiliates, nor any of their respective partners, members, shareholder or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

(h).      No Leases/Licenses. Except as otherwise may be disclosed on Schedule 7.1 (h) and provided in the Data Room or the Title Commitment, to Seller’s knowledge, there are no leases, licenses, concessions or any other agreements giving anyone other than Seller and transient hotel guests a right to use or occupy any Property or any part thereof.

(i).       Title to the Property. Seller is the sole owner of good, marketable and insurable fee simple title to all of the Property, subject to restrictions, easements, and other exceptions shown in the public record or in the Title Commitment or survey to be obtained by Purchaser

(j).       Bankruptcy. No bankruptcy or insolvency proceedings are pending, or to Seller’s knowledge threatened by others or contemplated by Seller.

(k)       Environmental Matters. Seller has received no written notice from governmental authorities that the Property contains Hazardous Substance in violation of any applicable laws and, except as may be disclosed in any Existing Third Party Report, Seller otherwise has no Knowledge of any Hazardous Substances at the Property in violation of any applicable laws. For purposes of this Agreement the term “Hazardous Substance” shall mean any and all substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws as “hazardous substances”, “hazardous materials”, “hazardous wastes” or “toxic substances”, or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenic, or reproductive toxicity.

(l)        Tax Appeals. Except as set forth in Schedule 7.1(c), to Seller’s Knowledge, there are no pending tax appeals with respect to the Hotel for the current tax year or any prior tax years.

(m)      Employees. Seller has no employees. Manager or its affiliates employs the Hotel staff. There is no union contract affecting the Hotel. Seller or Manager shall not enter into any union contract affecting the Hotel prior to the Closing.

(o)       Except for this Agreement, Seller is not a party to or bound by any option, right of first refusal or other agreement, contract or commitment pursuant to which any third party has any right to acquire fee title to the Hotel or any part thereof.

(p)       To Seller’s knowledge, all insurance policies held with respect to the Property by Seller are valid and in full force and effect.

(q)       All financial statements delivered to Purchaser as part of the Due Diligence Items are the same statements prepared by (or on behalf) of Seller and were relied upon by Seller in the ordinary course of business.

(r)       Seller has not given or received any written notice of any breach or default by any party, or claim thereto, under the Existing Franchise Agreement.

7.2.      Due Diligence Items. To the extent that Seller may provide to Purchaser existing or other reports of third parties regarding the condition of the Property (each an "Existing Third Party Report"), Seller makes no representation or warranty concerning the accuracy or completeness of any such Existing Third Party Report, including but not limited to the Due Diligence Items. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Third Party Reports and Due Diligence Items delivered to Purchaser and any faults disclosed in due diligence reports independently obtained by (or for the benefit of) Purchaser. All Due Diligence Items shall be uploaded to the Data Room.

7.3.      Limitations.

(a).      The phrase “to Seller’s Knowledge” in this Article 7 means to the current, actual knowledge without duty of inquiry or investigation of Jan Burleson other than an obligation to inquire with the general manager of the Hotel and does not include knowledge imputed to Seller from any other person or entity. The named individuals are acting for and on behalf of Seller and in a capacity as an officer or employee of Seller or one more of Seller’s affiliates and is in no manner expressly or impliedly making any representations or warranties in an individual capacity. Purchaser waives any right to sue or to seek any personal judgment or Claim against the named individuals. Seller’s representations and warranties set forth in Article 7 shall survive the Closing Date and the delivery of the Deed for a period of nine (9) months after Closing (the “Limitation Period”). No Claim for a breach of any such representations and warranties shall be actionable or payable if that breach results from or is based on a condition, state of facts or other matter that was known to Purchaser or disclosed in writing to Purchaser in the property information delivered to Purchaser in connection with this Agreement. Furthermore, no Claim for a breach of any such representations and warranties shall be actionable or payable (a) unless the valid Claims for all such breaches collectively aggregate TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00) or more (“Basket”), in which event the full amount of such valid Claims shall be actionable up to, but not exceeding, the amount of the Cap (as defined below), and (b) unless written notice containing a description of the specific nature of such breach is given by Purchaser to Seller prior to the expiration of the Limitation Period and an action is commenced by Purchaser against Seller with respect to any such Claims within one (1) year after the notice is given to the Seller. Seller shall not be liable to Purchaser to the extent Purchaser’s Claim (including costs of recovery [e.g., attorney’s fees]) is actually recovered from any other party pursuant to any insurance policy, service contract, warranty or guaranty. As used herein, the term “Cap” shall mean the total aggregate amount of ONE MILLION TWO HUNDRED THOUSAND DOLLARS ($1,200,000). Except in the case of Seller’s actual fraud or willful misconduct, Seller’s aggregate liability to Purchaser shall not exceed the Cap, and Purchaser hereby waives and disclaims any right to Damages or compensation in excess of the Cap. This paragraph shall survive Closing.

(b).     If Purchaser obtains actual knowledge on or before Closing of any material inaccuracy in any of the representations and warranties contained in this Agreement, then Purchaser may as Purchaser’s sole and exclusive remedy either: (i) terminate this Agreement whereupon the Earnest Money less the Independent Contract Consideration shall be refunded to Purchaser, and neither party shall have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to rights or obligations that survive termination; or (ii) waive any and all Claims against Seller on account of such inaccuracy and close the transaction. In the event Purchaser obtains knowledge on or before the expiration of the Inspection Period of any inaccuracy in any of the representations and warranties contained in this Section 7.1, and Purchaser does not terminate this Agreement on or before the expiration of the Inspection Period, Purchaser shall be deemed to have waived any and all Claims against Seller on account of such inaccuracy (including the right to terminate this Agreement following the expiration of the Inspection Period). The provisions of this Section 7.3 shall survive the Closing.

7.4.      Covenants of Seller. Seller covenants and agrees as follows, from the Effective Date through Closing:

(a).      Seller will timely pay and will use commercially reasonable efforts to perform its obligations under the Service Agreements to be assumed by Purchaser pursuant hereto.

(b).      From and after the date hereof, Seller will not enter into or amend or terminate any Service Agreements that will be an obligation affecting the Property subsequent to the Closing Date except for contracts entered into in the ordinary course of business that are terminable without cause and without payment of a penalty on not more than 30-days’ notice.

(c).      Seller will not remove any Personal Property from the Real Property except as may be required for necessary repair or replacement, and in the event of such replacement, the replacement shall be of materially equal or better quality and quantity as existed as of the time of its removal.

(d).      Seller shall cause the Property to be maintained in good condition and repair, operated only in the ordinary and usual course of business and consistent with past practice, and shall not take any action or omission which would cause any of the representations or warranties of Seller contained herein to become inaccurate or any of the covenants of Seller to be breached.

(e).      Seller shall continue to carry its existing insurance through the Closing Date, and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.

(f).       Seller shall notify Purchaser promptly upon receiving written notice of (i) any violation of any Legal Requirement which affects the Property or any portion thereof; and (ii) the filing of bankruptcy or insolvency proceedings by or against any tenant under any of the Leases. Seller shall provide Purchaser with copies of any notice of default given or received by or on behalf of Seller with respect to any Service Agreement.

(g).      Seller will not, without the prior written consent of Purchaser, which may be granted or withheld in Purchaser's reasonable discretion, sell, pledge or transfer any of its interest in any of the Property other than in the ordinary course of business.

(h)       Seller shall reasonably cooperate (without any out-of-pocket cost or expense to Seller) with Purchaser in all reasonable respects in connection with the transfer of the applicable existing Permits (other than the Liquor Licenses, which shall be subject to the provisions of Section 5.7 and any applicable provisions of Section 11.15) to Purchaser or Purchaser’s Designee or the issuance of new licenses and permits to Purchaser or Purchaser’s Designee, each to be effective no earlier than the Closing.

(i)        Seller shall use commercially reasonable efforts to comply with the Existing Franchise Agreement, to keep the same in full force and effect to the Closing Date.

7.5.      Property Sold “AS IS”. Subject to the representations, warranties, covenants and agreements of Seller set forth in this Agreement, Seller is selling and Purchaser is purchasing the Property “AS IS WHERE IS” with all faults. The Purchase Price (as hereinafter defined) and the terms and conditions set forth in this Agreement are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, but, except for the representations, warranties, covenants and agreements of Seller specifically set forth in this Agreement, is not relying upon, any information provided by Seller or statements, representations or warranties, express or implied, made by Seller, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit, or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property. Upon Closing, Purchaser hereby fully releases Seller from, and irrevocably waives its right to maintain, any and all claims and causes of action that it may then have or thereafter acquire against Seller with respect to any and all losses, damages, costs and expenses arising from or related to any defects, errors, omissions in the DUE DILIGENCE ITEMS or other conditions affecting the Property except as otherwise provided in this Agreement.

Purchaser acknowledges that Purchaser will have sufficient opportunity prior to Closing to review and conduct such independent analyses, studies, reports, investigations and inspections as it deems appropriate in connection with the Property. If Seller provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, Purchaser and Seller agree that (i) Seller has done so or shall do so only for the convenience of both parties or as required under this Agreement, (ii) except to the extent of representations or warranties specifically set forth in this Agreement, Purchaser shall not rely thereon, and (iii) the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller except as otherwise expressly provided in this Agreement. PURCHASER FURTHER UNEQUIVOCALLY DISCLAIMS (I) THE EXISTENCE OF ANY DUTY TO DISCLOSE ON THE PART OF THE SELLER OR ANY OF ITS AGENTS, EMPLOYEES OR REPRESENTATIVES AND (II) ANY RELIANCE BY PURCHASER ON THE SILENCE OR ANY ALLEGED NONDISCLOSURE OF SELLER OR ANY OF ITS AGENTS, EMPLOYEES OR REPRESENTATIVES. Purchaser acknowledges and agrees that, except as specifically set forth in this Agreement or any document delivered by Seller at Closing, no representation has been made and no responsibility is assumed by Seller with respect to the financial earning capacity or expense history of the Property, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continued occupancy by GUESTS or, without limiting any of the foregoing, occupancy at Closing.

THIS AGREEMENT AND THE CLOSING DOCUMENTS CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES.  THIS SECTION 7.5 WAS FREELY NEGOTIATED AND PLAYED AN IMPORTANT PART IN THE BARGAINING PROCESS FOR THIS AGREEMENT.  EXCEPT AS OTHERWISE SET FORTH EXPRESSLY HEREIN AND Subject to the representations, warranties, covenants and agreements of Seller set forth in this Agreement, PURCHASER HAS AGREED TO DISCLAIM RELIANCE ON SELLER AND TO ACCEPT THE PROPERTY “AS IS” WITH FULL AWARENESS THAT THE PROPERTY’S PRIOR USES OR OTHER MATTERS COULD AFFECT ITS CONDITION, VALUE, SUITABILITY OR FITNESS; AND PURCHASER CONFIRMS THAT PURCHASER IS HEREBY ASSUMING ALL RISK ASSOCIATED THEREWITH.  PURCHASER UNDERSTANDS THAT THE DISCLAIMERS OF RELIANCE AND OTHER PROVISIONS CONTAINED HEREIN COULD LIMIT ANY LEGAL RECOURSE OR REMEDY PURCHASER OTHERWISE MIGHT HAVE.  PURCHASER ACKNOWLEDGES THAT IT HAS SOUGHT AND HAS RELIED UPON THE ADVICE OF ITS OWN LEGAL COUNSEL CONCERNING THIS SECTION 7.5.  THIS PROVISION SHALL SURVIVE CLOSING.

7.6.     Notwithstanding any other provision of this Agreement, if at or prior to the Closing Purchaser obtains knowledge or is deemed hereunder to have knowledge (including by way of the certificate delivered by Seller at the Closing pursuant to Section 11.2 (g) that any representation or warranty of Seller under this Agreement is inaccurate in any respect, but nonetheless proceeds to the Closing, Purchaser shall be deemed to have waived any right to make a Claim arising out of such inaccuracy, and Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified to reflect all such matters actually known to Purchaser. Notwithstanding anything to the contrary in this Agreement, in no event shall Seller be liable to Purchaser for any Damages, or be deemed to be in default hereunder by reason of any breach of a representation or warranty which results from any change that (a) occurs between the Effective Date and the Closing, and (b) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent. The occurrence of a change in a representation and warranty may, however, result in the failure of the condition set forth in Section 7.7, subject to the terms thereof.

7.7.      Updates to Representations. Prior to the Closing, Seller and Purchaser shall each promptly notify the other in writing if it becomes aware of any fact or condition that is inconsistent with any of Seller’s representations or warranties under this Agreement. Such representations and warranties shall automatically be deemed modified to reflect (a) all information actually known to Purchaser prior to expiration of the Inspection Period and (b) the following information, which shall be deemed to be known to Purchaser: (x) information included prior to the expiration of the Inspection Period in the Virtual Data Room or in the Property Reports, and (y) information related to any physical condition affecting the Hotel that existed prior to the expiration of the Inspection Period.

7.8       Indemnification.

(a).      Seller shall indemnify and hold harmless Purchaser, and its directors, officers, members, partners, affiliates, employees, agents, representatives and agents (the “Purchaser Parties”) from and against any and all actual, out-of-pocket costs, losses, claims, defenses, demands, damages (excluding consequential, special and punitive damages, lost profits or business interruption), liabilities, expenses and other obligations (including, without limitation, reasonable attorneys’ fees and court costs) (collectively, the “Losses”) arising from: (i) taxes, employee claims, third party tort claims, and claims under the Service Contracts, equipment leases, or other leases or licenses, in each case arising prior to, or arising from events or circumstances occurring prior to, the Closing Date; (ii) a breach of Seller’s representations and warranties set forth in this Agreement and in the Seller Closing Documents (subject to the limitations set forth in Section 7.3); and (iii) the material breach by Seller of any of its covenants or obligations under this Agreement, which expressly survives the Closing or termination of this Agreement (as the case may be).

(b).     Purchaser shall indemnify and hold harmless Seller, and its directors, officers, members, partners, affiliates, employees, agents, representatives and agents from and against any and all Losses arising from (i) taxes, employee claims, third party tort claims, and claims under the Service Contracts, equipment leases, or other leases or licenses, in each case arising from and after, or arising from events or circumstances occurring from and after, the Closing Date; (ii) a breach of Purchaser’s representations and warranties set forth in this Agreement; and (iii) the breach by Purchaser of any of its covenants or obligations under this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be), (iv) any obligations with respect to which Purchaser receives a credit at the Closing, to the extent of such credit, and (v) liabilities for Losses that are based upon any matter relating to the use, ownership, maintenance, operation or construction of the Hotel occurring on or after the Closing Date.

(c).      Notwithstanding clause (iii) of Section 7.8(a) or any other provision of this Agreement or any closing document to the contrary, Seller shall have no obligation to indemnify, defend or hold harmless the Purchaser Parties with respect to (i) any Losses arising out of the alleged presence at, or release or disposal from the Hotel of any Hazardous Substance, or the alleged violation of any Environmental Laws, (ii) any Losses arising out of a violation of any legal requirement with respect to the physical condition, maintenance or improvement of the Hotel (including zoning and building codes and the Americans with Disabilities Act), or (iii) any Losses arising out of the state of the physical condition, maintenance or improvement of the Hotel..

(d).      Seller agrees to maintain the Seller entity in good standing throughout the Limitation Period and maintain, at minimum, an amount equal to the Cap in readily available funds.

ARTICLE 8.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

8.1.      Representations and Warranties. Purchaser represents and warrants to Seller as follows and representations that shall be true and correct as of the Effective Date and on the Closing Date:

(a).      Due Authorization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York. Purchaser has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser’s behalf and to bind Purchaser thereto.

(b).      Enforceability This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Purchaser pursuant hereto have been, or on the Closing Date will have been, executed by Purchaser or on behalf of Purchaser, and when so executed, are and shall be legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c).      No Conflict. The execution and delivery of, and consummation of the transactions contemplated by this Agreement is not prohibited by, will not conflict with, constitute grounds for termination of, or result in the breach of any of the agreements or instruments to which Purchaser is now party or by which it is bound, or any order, rule or regulation of any court or other governmental agency or official.

(d).      OFAC Compliance. Neither Purchaser nor, to Purchaser’s knowledge, any of its affiliates or their respective partners, members, shareholders or other equity owners is or will be a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute (including the USA Patriot Act), executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

ARTICLE 9.
LIQUOR LICENSE

9.1.      Liquor Licenses.

(a).      Within five (5) Business Days following the expiration of the Inspection Period, Purchaser, at its sole cost and expense, shall provide all notices and make all necessary applications for, and shall thereafter diligently pursue and otherwise take all actions necessary to transfer, obtain or reissue in the name of Purchaser (or Purchaser’s Designee) all licenses and approvals required to be transferred, obtained or reissued in the name of Purchaser (or Purchaser’s Designee), under any Legal Requirements for the continued purchase, storage, sale and service of alcoholic beverages at the Hotel from and after the Closing Date (including temporary permits, to the extent available) consistent with the practices and procedures in effect as of the Contract Date (each a “Liquor License”). Purchaser shall keep Seller informed of the status of such applications, and shall promptly respond to Seller’s inquiries regarding the status of the same.

(b).      If any Liquor Licenses have not been issued as of the date that are otherwise required to occur under this Agreement, then at the Closing, Seller shall use commercially reasonable efforts to cause Manager to, as applicable, enter into an interim liquor agreement for the Hotel (each, an “Interim Liquor Agreement”) that will permit Purchaser (or Purchaser’s Designee) to continue the purchase, storage, sale and service of alcoholic beverages at the Hotel for which the Liquor Licenses have not been issued from and after the Closing Date consistent with the practices and procedures in effect as of the Contract Date, provided that such Interim Liquor Agreement is, in the judgment of Seller and Purchaser (and Manager), each acting reasonably and in good faith, permitted by all applicable Legal Requirements and is custom or practice in the geographic area in which the Hotel is located. Each Interim Liquor Agreement shall (i) be in form and substance reasonably satisfactory to the Seller (and Manager), (ii) provide for the indemnification by Purchaser (or Purchaser’s Designee) of the Seller Parties, and Manager, satisfactory to Seller (and Manager) including with respect to all Damages related to the purchase, storage, sale, service or consumption of alcoholic beverages at the Hotel from and after the Closing Date, (iii) provide that Purchaser (or Purchaser’s Designee) shall maintain liquor liability insurance from such companies, and in such forms and amounts, as may be acceptable to Seller, and/or the Manager, as applicable, which policies shall name Seller, and/or the Manager, as applicable, and any other Persons reasonably requested by Seller or Manager, as additional insureds thereunder, and (iv) expire on the earlier to occur of issuance of the applicable Liquor License or the date that is one hundred twenty (120) days after the Closing Date.

ARTICLE 10.
DAMAGE OR DESTRUCTION; CONDEMNATION

10.1.    Damage or Destruction. Prior to Closing, risk of loss with regard to the Real Property shall be borne by Seller. If the Improvements or any of the Personal Property are damaged or destroyed prior to Closing, then:

(a).      if the cost of repairing such damage is less than or equal to Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) as determined by an architect or general contractor mutually acceptable to Seller and Purchaser, or the damage does not qualify as a material adverse event (“MAE”) (MAE means any condition or event that causes or is likely to cause the cessation of operations of the Hotel for more than five (5) days or has a financial impact on revenue equal to or in excess of $250,000), then, at Seller’s option (such option to be exercised within thirty (30) days of the estimate: (i) Seller may repair such damage as promptly as is reasonably possible, restoring the damaged property at least to its condition immediately prior to such damage in a good and workmanlike manner, and, in the event such repairs have not been completed prior to Closing, then the Closing shall be extended until such time as the repairs have been completed and Purchaser has been provided reasonable opportunity to inspect such repairs; or (ii) Seller may assign to Purchaser all insurance proceeds payable with respect to such damage, and Purchaser shall receive a cash credit against the Purchase Price for the amount of the deductible under Seller’s insurance policy, and Purchaser shall be obligated to proceed to purchase the Property in accordance with the terms hereof; if the insurance proceeds are insufficient to complete the repair, then the Seller will credit such additional amounts as are necessary to complete the repairs, or

(b).      if the cost of repairing such damage is greater than Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) as determined by an architect or general contractor mutually acceptable to Seller and Purchaser, or is a MAE then, at Purchaser’s option (such election to be made in writing within thirty (30) days of the estimate): (i) Purchaser may elect to terminate this Agreement by written notice to Seller, whereupon the Escrow Agent is hereby instructed to promptly disburse the Earnest Money to Purchaser and neither party shall have any further obligation to the other, except for obligations that expressly survive the termination of this Agreement; or (ii) Seller shall assign to Purchaser all insurance proceeds payable with respect to such damage, and Purchaser shall receive a cash credit against the Purchase Price for the amount of the deductible under Seller’s insurance policy, and the sale shall be closed without Seller’s repairing such damage. If Purchaser does not give notice to Seller of its election to terminate this Agreement within said thirty (30)-day period, then Seller shall request in writing a response from Purchaser and if Purchaser fails to give a response within three (3) business days, then Purchaser shall be deemed to have elected not to terminate this Agreement.

10.2.    Condemnation. If, prior to Closing, all or any part of the Real Property which would materially interfere with the operation or use of any Hotel or creates a MAE is, or is to be, so condemned or sold, Purchaser may terminate this Agreement by delivering a written termination notice to Seller on or prior to the Closing Date. Any award in condemnation made and paid to Seller prior to the Closing shall become the property of the Seller, and the Purchase Price shall be reduced by the amount of the gross condemnation award made to Seller. An award in condemnation after the Closing or not paid to Seller before Closing shall be the property of Purchaser, and the Purchase Price shall not be reduced thereby. In the event of termination pursuant to this section, the Escrow Agent is hereby instructed to promptly disburse the Earnest Money to Purchaser, and neither party shall have any further right or obligation under this Agreement, except for obligations that expressly survive the termination of this Agreement.

ARTICLE 11.

CLOSING

11.1.    Time and Place. The sale and purchase of the Property shall be consummated at a closing (the “Closing”) to be held at the offices of the Title Company. The Closing shall occur on or before February 13, 2025 – 30 days after the above-referenced Inspection Period, or as otherwise agreed by Purchaser and Seller in writing (the “Closing Date”).

11.2.    Items to be Delivered by Seller at the Closing. At the Closing, Seller shall deliver or cause to be delivered to Purchaser, at Seller’s expense, each of the following items:

(a).      A special warranty deed (“Deed”) in substantially the form attached hereto as Exhibit “B” and incorporated herein by reference, duly executed and acknowledged, granting, conveying, and warranting to Purchaser good and indefeasible fee simple title to the Real Property, free and clear of any liens, encumbrances, easements, restrictions or other matters affecting title to the Real Property except the Permitted Exceptions.

(b).      A bill of sale and general assignment (“Bill of Sale”) in form attached hereto as Exhibit ”C” and incorporated herein by reference, duly executed and acknowledged by Seller, conveying to Purchaser all of Seller’s right, title and interest in the Personal Property, Intangible Assets, and Service Agreements.

(c).      Such evidence that may be reasonably required by the Title Company to evidence the status and capacity of Seller and the authority of the persons who are executing the various documents on behalf of the Seller.

(d).      An affidavit in compliance with Section 1445 of the Internal Revenue Code and applicable regulations stating, under penalty of perjury, Seller’s United States taxpayer identification number and that Seller is not a “foreign person” as that term is defined in said Section 1445.

(e).      An executed settlement statement (“Settlement Statement”).

(f).       As soon as practicable after the Closing, Seller shall deliver to Purchaser (if not then located in the Improvements) all passwords to social media accounts, websites, combinations to safes, keys, codes and passcodes relating to the operation of the hotel and forming part of the Personal Property.

(g)       A certificate, duly executed by Seller, confirming that its representations and warranties set forth in this Agreement are true and correct in all material respects as if made on the Closing Date (or noting any exceptions and as the same are deemed to have been modified by the second sentence of Section 7.7

(h)       Seller shall cause all of the Excluded Contracts to be terminated with respect to its Hotel at or prior to the Closing, without cost or liability to Purchaser, provided that Seller’s obligation to terminate the Existing Franchise Agreement and Management Agreement, shall be subject to satisfaction of the conditions set forth in Section 6.3 and 6.6.

(i)        To the extent required pursuant to Section Error! Reference source not found.9.1 (b) an Interim Liquor Agreement with respect to the Hotel, duly executed by the Seller and/or the liquor licensee, as applicable.

11.3.    Items to be Delivered by Purchaser at the Closing. At the Closing, Purchaser shall deliver to Seller the balance of the Purchase Price, as adjusted by any prorations or adjustments described in Section 11.7 hereof. In addition, Purchaser shall execute the Bill of Sale, and the Settlement Statement and any other documents reasonably required by Seller or the Title Company.

11.4.    Seller’s Closing Costs. At Closing, Seller shall pay any costs related to Seller’s legal fees, one-half any escrow fees, and all other items which are normally paid by sellers in real estate transactions in Davidson County, Tennessee.

11.5.    Purchaser’s Closing Costs. Purchaser shall pay any costs related to (a) Purchaser’s due diligence inspection, (b) Purchaser’s legal fees, (c) the issuance of the Title Commitment and the basic premium for the Title Policy, any mortgage policy of title insurance and any endorsements, (d) all fees payable to Licensor related to Purchaser’s new franchise agreement, the Franchise Cost and other costs and expenses incurred in connection with Section 6.3, (e) any deed transfer tax, mortgage tax or similar costs and expenses, (f) the cost of any Updated Survey, (g) one-half any escrow fee and (h) all other items which are normally paid by purchasers in real estate transactions in in Davidson County, Tennessee.

11.6.    Possession. Upon completion of Closing, Seller shall deliver to Purchaser possession of the Property, subject to the rights of the Hotel guests and the Permitted Exceptions.

11.7     Revenue and Expense Allocations. All revenues and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between the Seller and the Purchaser as provided herein. The Seller shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the date of Closing, and the Purchaser shall be entitled to all revenue and shall be responsible for all expenses for the period of time from, after and including the date of Closing provided that the housekeeping costs and the final night’s room revenue (revenue from rooms occupied as of 12:01 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be retained by the Seller), including any sales taxes, room taxes or other taxes thereon (“Rooms Revenue”) for the date of Closing shall be shared equally between the Seller and the Purchaser. Such adjustments shall be shown on the closing statement (with such supporting documentation as the parties hereto may reasonably require being attached as exhibits to the closing statements) and shall increase or decrease (as the case may be) the cash amount payable by the Purchaser pursuant to Section 2.1 hereof. All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation. Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated and prorated at Closing:

(a)       Current rents.

(b)       Real estate and personal property taxes (with maximum allowable discounts for early or prompt payment).

(c)       Revenue and expenses under the Service Agreements.

(d)       Utility charges (including, but not limited to, charges for phone service, cable television, gas, water, sewer and electricity).

(e)       Municipal or other governmental improvement liens and special assessments, which shall be paid by the Seller at Closing where the work has been assessed, and which shall be assumed by the Purchaser at Closing where the work has not been assessed; provided, however, that if such liens or assessments are payable in installments, the Seller shall be responsible for the payment of such installments relating to periods prior to the Closing Date and the Purchaser shall be responsible for the payments of such installments relating to periods on and subsequent to the Closing Date.

(f)        License and permit fees, where transferable.

(g)       All other revenues and expenses of the Property, including, but not limited to, such things as restaurant, bar and meeting room income and expenses and the like.

(h)       The Rooms Revenue for the date of Closing (to be apportioned equally between the Seller and the Purchaser) and Purchaser will pay the related housekeeping costs. The night before the Closing Date, Seller will invoice all guests of the Hotel to collect Rooms Revenue for its period of ownership.

(i)        Such other items as are usually and customarily prorated between purchasers and sellers of hotel properties in the area where the Property is located.

The Seller shall receive a credit for any prepaid expenses accruing to periods on or after the Closing Date. The Purchaser shall receive a credit against the Purchase Price for the total of (a) prepaid rents, (b) prepaid room receipts and deposits, function receipts and deposits and other reservation receipts and deposits, and (c) unforfeited security deposits together with any interest payable to a tenant thereon held by the Seller under Occupancy Agreements. At Closing, the Seller shall sell to the Purchaser in connection with the hotel, and Purchaser shall purchase from the Seller at face value all petty cash funds in connection with the hotel guest operations at the Property. For purposes of this Agreement, transfer or sale at face value shall mean an amount equal to the total of all petty cash funds on hand and transferred to the Purchaser. The purchase price of said petty cash fund ledger shall be paid to the Seller at Closing by a credit to the Seller in the computation of adjustments and prorations on the Closing Date. The procedure and method of making the proration adjustments set forth in this Section 11.7 is attached to this Agreement as Exhibit D.

The Purchaser shall receive a credit for all retail sales (as distinguished from any tax on the sale of any personal property effected pursuant to this Agreement), occupancy and liquor taxes and like impositions up to but not including the date of Closing. Any such taxes applicable to the Rooms Revenue shall be apportioned equally between the Seller and the Purchaser. The Seller shall cooperate reasonably with the Purchaser to permit the Purchaser to obtain, if desired by the Purchaser, sale and occupancy tax clearance certificates from the State in which the Real Property is located.

If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligation to make the adjustment shall survive the closing of the transaction contemplated by this Agreement. Any revenue received or expense incurred by the Seller or by the Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. With respect to any closing statements amounts or issues relating to prorations that are not agreed upon at Closing, the Seller and the Purchaser shall thereafter work in good faith to resolve such amounts or issues; provided that if such amounts or issues are not fully agreed upon and paid within one hundred eighty days (180) after the Closing, then, in such event, such amounts or issues shall be submitted to an independent certified public accountant with a hospitality practice reasonably acceptable to the Seller and the Purchaser for final resolution, and the Seller and the Purchaser agree to be bound by the determination of such accountant. The costs and expenses incurred in connection with the services of such accountant shall be borne equally by the Seller and the Purchaser. The provisions of this Section 11.7 shall survive the Closing.

11.8.       Safe Deposit Boxes. On the Closing Date, the Seller shall cause the Manager to make available to the Purchaser at the hotel all receipts and agreements in the Manager’s possession relating to all safe deposit boxes in use at the Hotel, other than safes or lockboxes, if any, located inside individual guest rooms in hotel. During the Inspection Period, the Seller and the Purchaser shall mutually agree upon a procedure to provide notice to each hotel guest utilizing a safe deposit box on the Closing Date about the sale of the Property and to cause each such hotel guest to adhere to the procedure set forth in the notice so that a proper inventory can be prepared and an orderly transition made. From and after the Closing, the Seller and the Manager shall be relieved of any and all responsibility in connection with each said box, and the Purchaser shall indemnify, defend and hold the Seller and the Manager harmless from and against any Claim, liability, cost or expense (including reasonable attorneys’ fees) with respect to such safety deposit box arising after the Closing. The Seller hereby agrees to hold the Purchaser harmless from any other liability or Claims with respect to such safe deposit boxes arising prior to the Closing Date. The provisions of this Section 11.8 shall survive the Closing.

11.9     Inventory of Baggage. The representatives of the Seller and/or the Manager, and of the Purchaser shall prepare an inventory of baggage at the hotel as of 12:00 noon on the Closing Date (which inventory of baggage shall be binding on all parties thereto) of (a) all luggage, valises and trunks checked or left in the care of the hotel by guests then or formerly in the hotel, (b) parcels, laundry, valet packages and other property of guests checked or left in the care of the hotel by guests then or formerly in the hotel (excluding, however, property in hotel safe deposit boxes), (c) all luggage or other property of guests retained by Seller as security for any unpaid accounts receivable, and (d) all items contained in the hotel lost and found. The Purchaser shall be responsible from and after the Closing Date for all baggage and other items listed in such inventory of baggage, and the Purchaser shall indemnify, defend and hold the Seller and the Manager harmless from and against any Claim liability, cost or expense (including reasonable attorneys’ fees) incurred by the Seller or the Manager or any Affiliate thereof with respect thereto arising after the Closing Date. The Seller hereby agrees to hold the Purchaser harmless from any other liability or Claims with respect to such inventory of baggage arising prior to the Closing Date. The provisions of this Section 11.9 shall survive the Closing.

11.10   Accounts Receivable. Seller shall receive a credit for, and Purchaser shall purchase from Seller, all accounts receivable (other than the Guest Ledger) with respect to the Hotel that are less than one hundred twenty (120) days past due as follows. Subject in each case to the last sentence of this Section 11.10, for any receivables (i) related to airline contracts that are (a) less than one hundred twenty (120) days past due, Seller shall receive a credit equal to 100% of such receivables or b) greater than 120 days past due, 0%, (ii) for all other accounts receivables (other than airline contracts) Seller shall receive a credit equal to (w) 100% for any receivables that have past due for sixty (60) days or less, (x) 75% for receivables that have been past due for between sixty (60) and ninety (90) days, (y) 60% for receivables that have been past due for between ninety (90) and one hundred twenty (120) days, and (aa) 0% for receivables that have been past due for more than one hundred twenty (120) days. Such credit shall equal the amount of the accounts receivable, less (i) credit card charges, travel company charges and similar commissions and (ii) on all accounts receivable other than credit card receivables, a discount for uncollectible amounts based on the Hotel’s historic reserve for uncollectible amounts for receivables that are less than one hundred twenty (120) days past due.

11.11   Accounts Payable. The Purchaser shall receive a credit for any and all accounts payable owed by the Seller in connection with the Property as of the Closing Date.

11.12   Employees. Except as otherwise expressly provided in this Agreement, there shall be no proration or adjustment for Employee-related costs and expenses, including wages and salaries, bonuses, incentive compensation, commissions, workers’ compensation, sick pay, dues, vacation, pension and retirement payments (including any matching, profit sharing or other employer contributions to any defined contribution pension plan, any minimum funding contributions to any defined benefit pension plan and any employer contributions to any multiemployer plan), deferred compensation, remuneration in any other form (including any type of employee benefit or insurance), and payroll taxes payable on any such Employee compensation or remuneration (collectively, “Employee Benefit Payables”). Except as otherwise expressly provided in this Agreement, (i) Seller shall have all liability and responsibility for the Employee Benefit Payables with respect to the employment of the Employees by Manager prior to the Closing Date, and (ii) Purchaser shall have all liability and responsibility for the Employee Benefit Payables with respect to the employment of any Employees hired by Purchaser or any of its managers from and after the Closing Date. “Employees” with respect to the Hotel are all persons employed by Manager in connection with the Hotel.

11.13   Credit Cards. Purchaser shall apply for a Merchant Services ID number within fifteen (15) days following the Effective Date, and shall use good faith efforts to obtain a Merchant Services ID number prior to the Closing Date. If notwithstanding the timely application of Purchaser for a Merchant Services ID number as set forth in the preceding sentence, and if the transfer of the merchant services accounts for the Hotel are delayed, then Seller will remit revenue collected for and on behalf of Purchaser through its merchant services account for a period of thirty (30) days after the Closing Date; provided that Purchaser shall be solely responsible for the payment of all taxes related to such revenue, including, without limitation, occupancy, franchise, and sales taxes, and shall provide Seller with evidence of such payments. Purchaser shall indemnify, defend and hold harmless the Seller Parties from and against any Damages that may be incurred by, or asserted against, any such indemnified party arising out of or relating to taxes attributable to revenue received by Seller post-Closing, pursuant to this Section 11.13. The obligations of Purchaser under this Section 11.13 shall survive the Closing.

11.14   Reconciliation. At the True Up all funds that have been received by the other party will be reconciled and paid within three (3) business days.

ARTICLE 12.
REMEDIES UPON DEFAULT

12.1.    Purchaser’s Defaults and Seller’s Remedies.

(a).      Purchaser’s Defaults. It shall be a default by Purchaser under this Agreement (a “Purchaser’s Default”) if Purchaser shall fail to perform or comply with any of its covenants, acts and agreements contained in this Agreement in any material respect when required to be performed hereunder and such failure shall continue for three (3) Business Days after Seller gives Purchaser written notice of such failure (but in no event shall such cure period extend beyond the Closing Date), except that if such failure relates to any covenant or agreement to be performed at the Closing, there shall be no notice required or grace or cure period allowed.

(b).      Seller’s Remedies for Purchaser’s Default. If a Purchaser’s Default occurs and provided no Seller’s Default has occurred that has not been cured, then Seller shall have the right to terminate this Agreement immediately by giving written notice to Purchaser, in which event Seller shall be entitled to the immediate receipt of the Earnest Money (or otherwise retain the released Earnest Money together with all interest accrued thereon as liquidated damages. The remedy set forth in the preceding provisions of this Section 12.1(b) shall be Seller’s sole and exclusive remedy, at law or in equity, for a Purchaser’s Default; provided, however, that this provision shall not limit Purchaser’s indemnification of Seller in Section 6.2 above. In the event Seller terminates this Agreement, then the Agreement shall be of no further force and effect and neither Purchaser nor Seller shall have any further rights, obligations or liabilities hereunder, except for those obligations or liabilities that expressly survive termination of this Agreement. Seller and Purchaser acknowledge that it would be extremely difficult if not impossible to ascertain Seller's actual Damages in the event of Purchaser’s Default, and the Earnest Money and such accrued interest is a reasonable forecast of just compensation to Seller resulting from Purchaser’s Default.

12.2.    Seller’s Default and Purchaser’s Remedies.

(a).      Seller’s Defaults. It shall be a default by Seller under this Agreement (a “Seller’s Default”) if (i) Seller shall fail to perform or comply with any of its covenants, acts and agreements under this Agreement in any material respect when required to be performed hereunder and such failure shall continue for three (3) business days after Purchaser gives Seller notice of such failure (but in no event shall such cure period extend beyond the Closing Date), except that if such failure relates to any covenant or agreement to be performed at the Closing, there shall be no notice required or grace or cure period allowed; or (ii) any representation or warranty of Seller contained in this Agreement shall prove to have been materially false or incorrect when made.

(b).      Purchaser’s Remedies for Seller’s Default. If a Seller’s Default occurs and provided no Purchaser’s Default has occurred that has not been cured, then Purchaser shall have the right as its sole and exclusive remedies to either (i) terminate this Agreement immediately by giving written notice to Seller, in which event (a) Purchaser shall be entitled to the immediate return of the Earnest Money, less the Independent Consideration, together with all interest accrued thereon; and (b) this Agreement shall be of no further force and effect except for those provisions that expressly survive termination of the Agreement, or (ii) seek specific performance of Seller’s obligations under this Agreement. If Purchaser elects to seek such specific performance, Purchaser shall give Seller written notice of such election within thirty (30) days after the occurrence of such Seller’s Default, and thereafter commence an action seeking such specific performance within ninety (90) days after the occurrence of such Seller’s Default. In the event Purchaser terminates this Agreement in accordance with the terms of this Agreement, then this Agreement shall be of no further force and effect and the parties shall have no further rights, obligations, or liabilities hereunder, except for those obligations that expressly survive termination of the Agreement.

12.3.    Instructions to Escrow Agent. If either Seller or Purchaser becomes entitled to the Earnest Money upon termination of this Agreement in accordance with its terms, Purchaser and Seller agree to deliver a letter of instruction to the Escrow Agent directing disbursement of the Earnest Money to the party entitled thereto within one (1) Business Day.

ARTICLE 13.
MISCELLANEOUS

13.1.    Notices. All notices, demands, requests, consents, waivers, approvals and other communications shall be in writing and shall be deemed given (i) upon the hand delivery thereof during business hours provided a receipt is obtained, or (ii) upon the earlier of delivery or tender for delivery if sent by certified mail, return receipt requested, postage charges prepaid, or (iii) on the next Business Day following delivery to a recognized overnight delivery service such as FedEx or Express Mail, freight charges prepaid, or (iv), on the day sent if sent by electronic mail on a Business Day before 5:00 p.m. (Central Time) and provided an original is received by the addressee by a nationally recognized overnight courier within one (1) Business Day of the electronic mail, (unless such electronic mail is acknowledged by as received by the recipient) in each case addressed or delivered to the respective parties at their respective addresses set forth below (or at such other addresses designated by any party at any time by notice to the other parties in the manner set forth herein):

Seller:	c/o Moody National Companies 9655 Katy Frwy, Ste. 600 Houston, TX 77024 Attn: Alex Sims Telephone: (713) 977-7500 asims@moodynational.com

With Copy To:

Sneed, Vine & Perry, P.C.

2705 Bee Cave Road, Suite 160

Austin, TX 78746

Attn: Adam S. Wilk/Chris Raman/Sheena Duke

Tel: (512) 494-3126

Email: awilk@sneedvine.com

craman@sneedvine.com

sduke@sneedvine.com

Purchaser:	Reade Hotel Capital LLC
34 Shadow Lane Great Neck, NY 11021 Attn: Mark Rosinsky Tel: (516) 353-5900 Email: mark@readehotelcapital.com lawrence@readehotelcapital.com
With Copy To:	Sandman Savrann PLLC 61 Talcott Rd Guilford, CT 06437 Attn: Russell Savrann Tel: (203) 215-5186 Email: rsavrann@sandsav.com

Either party hereto may change its address for notice by giving the other party ten days’ advance written notice of such change of address. The parties acknowledge and agree that the respective attorneys of the parties shall be authorized to receive and send notices on behalf of their clients.

13.2.    Assignment. Purchaser may not assign this Agreement to any person, firm, corporation, or other entity without Seller’s consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Purchaser may assign all of its rights, title, liability, interest and obligation pursuant to this Agreement to an any entity controlled by, in control of, or under common control with Purchaser without Seller’s consent, provided that the assignee assumes all obligations of the Purchaser under this Agreement and further provided that Purchaser gives Seller a copy of such assignment and assumption agreement at least five (5) days before Closing “Permitted Assigns”; provided, however, no assignment shall relieve the Purchaser of its obligations under this Agreement.

13.3.    Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE.

13.4.    Amendment. This Agreement may not be amended except by an agreement in writing signed by Seller and Purchaser.

13.5.    Attorneys’ Fees. If either party files a lawsuit in connection with this Agreement, the party that prevails in such action shall be entitled to recover from the non-prevailing party, in addition to all other remedies or Damages as limited herein, reasonable attorneys’ fees and costs of court incurred in such lawsuit. The provisions of this Section 13.5 shall survive the termination of this Agreement.

13.6.    Limitations on Liability. In no event shall any officer, director, shareholder, partner, member, employee, agent or affiliate of Seller or Purchaser have any personal liability hereunder, nor shall any of them be named personally in any suit, action or proceeding concerning any matter hereunder, nor shall any of their assets be attached, liened or levied upon or in any other way held liable for any of the obligations of Seller or Purchaser, respectively. Notwithstanding anything to the contrary contained in this Agreement, in no event shall either party be entitled to recover from the other party in connection with any Claim arising out of or relating to this Agreement, Transaction Documents or any representation made herein, any lost profits or any direct, compensatory, punitive, indirect, consequential or other damages.

13.7.    Confidentiality and Non-Disclosure: The Due Diligence Items are hereby deemed confidential and shall be kept confidential, and not be disclosed or published in any manner, by Purchaser without the express written consent of Seller, except for any Permitted Disclosures (as hereinafter defined). Additionally, except for any Permitted Disclosures, Purchaser and Seller agree to keep, and to direct their agents, employees, representatives and brokers to keep, the existence and content of this Agreement and the transaction contemplated herein confidential. Notwithstanding anything to the contrary hereinabove set forth, either party may disclose such information: (w) to its employees, agents, representatives, brokers, consultants, contractors, potential lenders, and to members of professional firms serving it or its potential lenders, (x) to the Escrow Agent or the Title Company, and (z) as any governmental or quasi-governmental agency may require, as is necessary in order to comply with applicable laws or any court order, or in response to or in connection with any legal process (collectively, the “Permitted Disclosures”). In addition, the confidentiality obligations of this Section shall not apply to any information that is a matter of public record or generally available to the public (other than as a result of the disclosure thereof in breach of this Section). The provisions of this section shall survive Closing.

13.8.    Commission. Seller agrees to pay Eastdil Secured (“Broker”) a commission in accordance with a separate agreement but only upon Closing and funding of the transactions contemplated herein. Purchaser and Seller each warrant and represent to the other that, other than Broker, no agent or broker is entitled to a commission or fee as a result of this sale, and Seller and Purchaser each agree to indemnify and hold the other party harmless from any loss, liability or expense suffered by the other party by reason of a Claim for any commissions or other compensation due or payable to any real estate broker, agent or salesperson claiming by, through or under the indemnifying party. The foregoing indemnities shall survive the Closing or termination of this Agreement.

13.9.    Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties, either written or oral, in connection therewith.

13.10.  Multiple Counterparts/Electronic signatures. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute a single binding instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means (including in “PDF” format) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “executed”, “execution”, “signed”, “signature”, and words of like import in this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, and any other applicable law, including any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. This Section 13.10 shall survive the Closing indefinitely.

13.11.  Effective Date; Dates. The effective date of this Agreement shall be the date on which a fully executed copy of this Agreement has been delivered and receipted by the Title Company. Any act performable on an official United States holiday or a Saturday or Sunday shall be performable on the next Business Day following such date.

13.12   Construction. The parties acknowledge that they have had the opportunity to be represented by counsel in connection with this transaction and that this Agreement shall be interpreted according to its fair construction and shall not be construed against either party

13.13   Invalidity. If any provision in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

13.14   Time is of the Essence; Waiver. Time is of the essence with respect to every provision of this Agreement. No waiver by either party of any of its rights or remedies hereunder or otherwise shall be considered a waiver of any other subsequent right or remedy.

13.15   Like-Kind Tax Exchanges. Both Purchaser and Seller shall have the right to arrange an exchange of like-kind properties in accordance with Section 1031 of the Internal Revenue Code, including a deferred exchange. Seller and Purchaser each agree to cooperate fully and in good faith with such exchange(s); provided, the other party incurs no liability or expense as a result of participating in the other party’s exchange. To the extent necessary to effectuate such exchange, this Agreement may be assigned to a third party facilitating such exchange. Notwithstanding the foregoing, it is agreed that the closing of the sale and purchase of the Property is not subject to and conditioned upon the completion of any such arrangements and shall not be delayed to accommodate any such exchange.

(remainder of page intentionally omitted; signature page to follow)

IN WITNESS WHEREOF, this Agreement has been executed in multiple copies of the dates set forth above, and each executed copy shall be deemed an original for all purposes.

SELLER:

MOODY NATIONAL BROADWAY-NASHVILLE HOLDING, LLC, a Delaware limited liability company

By:	/s/ Sunny Finnigan

Name:	Sunny Finnigan

Title:

PURCHASER:

Reade hotel capital llc
a new york limited liability company

By:	/s/ Mark Rosinsky
Name: Mark Rosinsky
Title: Authorized Person

The Escrow Agent and Title Company hereby acknowledges receipt of a fully executed copy of the Agreement as of the 27th day of November, 2024, and Escrow Agent agrees to accept, hold and disburse the Earnest Money in accordance with the provisions of the Agreement. The undersigned acknowledges that it is not a party to this Agreement and that it is executing below solely for the purpose of the foregoing acknowledgment and agreement.

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:

Name:

Title:

Date:	November 27, 2024

TITLE COMPANY:

Moody National Title Company, L.P.

By:

Name:

Title:

Date:	__________________, 2024

EXHIBITS:

A – Description of the Land

B - Special Warranty Deed

C - Bill of Sale and General Assignment

D - Procedure and Method of Proration Adjustments

E – Service Agreements

Schedule 1 – Due Diligence Items

EXHIBIT “A”

Description of Land

All that certain piece, parcel, or tract of land situate, lying and being located in the City of Nashville, Davidson County, State of Tennessee, containing 1.248 acres, as shown on a plat entitled “ALTA/ACSM Land Title Survey for Embassy Suites, 1811 Broadway”, dated August 8, 2005, prepared by Barrett Surveying Group (R. Scott Barrett, PLS, TN Registration No. 2473) and according to said plat having the following metes and bounds to wit:

Beginning at an iron pin found 5/8” sold rod bent (Labeled as P.O.B.) located on the southeastern margin of Broadway (formerly known as Broad Street) approximately 98.17 feet from the intersection of Broadway (formerly known as Broad Street) and Nineteenth Avenue, also the common comer of N/F Stevens C P ETUX & Stephens W B. ETUX property (DB 3872-75), thence running along the southeastern margin of Broadway (formerly Broad Street) N 46°05’22” E 249.83 feet to a hole found in concrete, located at the common comer of N/F Bristol on Broadway L.P. property (DB 20030313-33747) thence running along the common line of N/F Bristol on Broadway L.P. property S 27°00’26” E 174.96 feet to a building comer, the common comer of N/F Esprit Sound, Inc. property (DB 6546-915) thence running along the common line of N/F Esprit Sound, Inc. and N/F Richard C. & Patricia L. Giles property (DB 20021015-126882) S 56°05’50” W 103.76 feet to a point on wall, thence along the common line of N/F Richard C. & Patricia L. Giles property S 56°15’59” W 5.80 feet to a point, thence S 27°08’44” F 133.96 feet to an iron pm found 5/8” solid rod, located on the northwestern margin of Division Street, thence running along the northwestern margin of Division Street S 56°38’27” W 134.80 feet to a nail found, located at the common comer of N/F Stevens C.P. ETUX & Stephens W.B. ETUX property (DB 3872-75), thence running along the common line of N/F Stevens C.P. ETUX & Stephens W.B. ETUX property N 26° 16’27” W 264.35 feet to an iron pin found 5/8” solid rod bent, the point of beginning.

Exhibit “A” - Page 1

EXHIBIT “B”

Form of Special Warranty Deed

SPECIAL WARRANTY DEED

ADDRESS NEW OWNER AS FOLLOWS, AND SEND TAX BILLS TO:	MAP PARCEL NUMBERS:
(NAME) [____], a [____]	09216020200 09216020300
(STREET ADDRESS) [____]

THIS SPECIAL WARRANTY DEED is made as of the ____ day of ________, 2024, by and between MOODY NATIONAL BROADWAY-NASHVILLE HOLDING, LLC, a Delaware limited liability company (“Grantor”), to [____], a [____] (“Grantee”), whose mailing address is [____].

WHEREAS, Grantor holds legal fee title to certain real property located in Davidson County, Tennessee, together with all improvements, more particularly described in Exhibit “A” attached hereto (the “Property”), being all (or part) of the same property conveyed to Grantor by deed of record in the Register’s Office of Davidson County, Tennessee as Instrument No. ________________________; and

WHEREAS, Grantor has good right to sell and convey to Grantee in fee simple all of its right, title and interest in and to the Property.

WHEREAS, the Property is improved property known as 1811 Broadway, Nashville, Tennessee 37203.

NOW, THEREFORE, in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Grantor, the Grantor does hereby grant, bargain, sell and convey unto the Grantee in fee simple the Property, to have and to hold, TOGETHER WITH all rights of way, easements, rights, privileges and appurtenances thereto or in any way appertaining, all improvements thereon and all the estate, right, title, interest and claim, either at law or in equity, of the Grantor in the said Property.

However, this conveyance is made subject to (a) general real estate taxes on the Property for the current year (which having been prorated, Grantee hereby assumes and agree to pay) and subsequent years and (b) all covenants, conditions, restrictions, easements, right of way and other title matters of record as shown on Exhibit “B”.

AND the Grantor covenants that it will warrant and forever defend the right and title to the Property and quiet possession thereto hereby conveyed unto Grantee, its successors and assigns, against every person whomever lawfully claiming or to claim the same or any part thereof by, through or under Grantor, but not otherwise.

Exhibit “B” - Page 1

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS]

Exhibit “B” - Page 2

IN WITNESS WHEREOF, Grantor has caused this Deed to be executed by its representative thereunto duly authorized as of the day and year first above written.

GRANTOR:

MOODY NATIONAL BROADWAY-NASHVILLE HOLDING, LLC,
a Delaware limited liability company

By:

Name:

Title:

STATE OF	§
§
COUNTY OF	§

On __________________, 2025 before me, the undersigned, a Notary Public in and for said State, duly commissioned and qualified, personally appeared _______________, with whom I am personally acquainted, or proved to me on the basis of satisfactory evidence, and who upon oath, acknowledged him/herself to be the _______________ of MOODY NATIONAL BROADWAY-NASHVILLE HOLDING, LLC, a Delaware limited liability company, the within named bargainor, and that he/she as such ___________________, being authorized so to do, executed the forgoing instrument for the purposes therein contained, by signing the name of the Company by him/herself as such _____________.

WITNESS my hand and official seal.

Notary Public in and for the State of _________ (SEAL)

AFFIDAVIT OF VALUE

I, or we, hereby swear or affirm that, to the best of affiant’s knowledge, information and belief, the actual consideration for this transfer or value of the property transferred, whichever is greater, is $57,500,000.00, which amount is equal to or greater than the amount which the property transferred would command at a fair and voluntary sale.

Affiant

SUBSCRIBED and sworn to me this__________day of__________, 2025.

Notary Public

My Commission Expires: ___________________________

Exhibit “B” - Page 3

EXHIBIT “C”

Bill of Sale and General Assignment

THIS BILL OF SALE AND GENERAL ASSIGNMENT (this “Assignment”) is made as of _____________, 2024, by and between MOODY NATIONAL BROADWAY-NASHVILLE HOLDING, LLC (“Assignor”) and ________________, a ________(“Assignee”).

WHEREAS, Assignor is conveying to Assignee, by Special Warranty Deed (the “Deed”), certain real property situated in Davidson County, Tennessee such real property being more particularly described on Exhibit A attached hereto and made a part hereof for all purposes (the “Land”), together with all buildings, structures and site improvements located on the Land, such improvements having the local address of 1811 Broadway, Nashville, TN 37203, and Assignor’s interest in and to all improvements and fixtures situated on the Land (collectively, the “Improvements”) (the Land and Improvements sometime being referred to collectively as the “Property”); and

WHEREAS, in connection with the transfer of the Property, Assignor desires to sell and assign, and Assignee desires to buy and assume, all of Assignor’s right, title and interest, if any, in the personal property and service contracts related to the operation of the Property.

NOW, THEREFORE, in consideration of the receipt of Ten Dollars ($10.00) and other good and valuable consideration in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, Assignor does hereby ASSIGN, TRANSFER, SET OVER, and DELIVER to Assignee, its successors and assigns, subject to the exceptions to title set forth in the Deed with respect to the Property, the following property:

1.             Personal Property. All of Assignor’s interest and title in and to (a) any furnishings, equipment and fixtures located in or on the Property, if any, including, without limitation, furniture, appliances, tools, air conditioning and heating equipment, machinery and other equipment; and (b) all licenses, permits, approvals, warranties, guaranties and bonds relating to the Property (the “Personal Property”).

2.             Intangible Assets. All of Assignor’s right, title and interest in and to all intangible assets of any nature relating to the Property or Personal Property, including, but not limited to: (i) all warranties and guaranties issued with respect to the Improvements or the Personal Property; (ii) all licenses and permits with respect to the ownership and operation of the Land or Improvements, including, but not limited to, building permits, elevator permits, boiler and machinery permits, certificates of occupancy, water and wastewater taps, governmental entitlements, development rights, and utility service commitments; (iii) all as-built engineering and architectural plans, and drawings; and (iv) reservations and agreements made or entered into by Seller prior to Closing and assumed by Purchaser for hotel rooms or meeting rooms to be utilized after Closing, in the ordinary course of business .

3.             Service Agreements. To the extent assignable, all right, title and interest of Assignor in and to those certain contracts set forth on Exhibit C and uploaded to the Data Room attached hereto and made a part hereof (collectively, the “Contracts”), in and to the Service Agreements and related unforfeited security deposits.

4.             Liabilities. Assignor shall not be responsible for the discharge and performance of any liabilities or obligations arising in connection with any of the property hereby assigned from and after the date hereof. Assignee hereby assumes and agrees to perform and discharge any such liabilities and obligations accruing after the date hereof and shall indemnify and hold harmless Assignor, its partners, successors and assigns from any such liabilities and obligations.

Exhibit “C” - Page 1

5.             AS-IS. All property assigned to Assignee under this Assignment is assigned and delivered “AS IS”, “WHERE IS” and “WITH ALL FAULTS.” Assignor makes and has made NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, with respect to the condition of the property hereby assigned.

6.             Successors. This Assignment and the provisions herein contained shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and assigns.

7.             Counterparts. This Assignment may be executed in several counterparts and all counterparts so executed shall constitute one agreement, binding on all the parties hereto and thereto, notwithstanding that all the parties are not signatories to the same counterpart.

[The remainder of this page is intentionally blank]

Exhibit “C” - Page 2

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first above written.

ASSIGNOR:

MOODY NATIONAL BROADWAY-NASHVILLE HOLDING, LLC

By:

Name:

Title:

ASSIGNEE:

a

By:

Name:

Title:

Exhibit A	Description of the Property
Exhibit B	Contract

Exhibit “C” - Page 1

EXHIBIT D

PROCEDURE AND METHOD OF PRORATION
AND OTHER ADJUSTMENTS

Prior to the Closing, the Seller and the Purchaser shall jointly prepare a proposed closing statement containing the parties’ reasonable estimate of the items requiring proration and adjustment under Section 11.7 and other applicable Sections of this Agreement. Subsequent to the Closing, final adjustments and resulting payments between the parties (“True-ups”) shall be made in cash or immediately available funds as soon as practical, but not later than one hundred eighty (180) days following the Closing Date.

Exhibit “D” - Page 1

EXHIBIT E

SERVICE AGREEMENTS

Service Type	Vendor	Notes
Internet	Broadband Enterprise	90 days notice
Internet Support	Blueprint	90 days notice
Telephone Service	T-Mobile	30 days notice
Phone POTS lines	Comcast	30 days notice
Waste Removal	Advanced Waste Solutions	30 days notice
Media	Mood Media	30 days notice
Landscaping	LSI	30 days notice
Pest Control	Ecolab	30 days notice
First Aid Kits	Ecolab	1 only through them in kitchen - 30 days notice
ATM	ACFN	90 days notice
Temporary Labor	Preferred Staffing	30 days notice

Exhibit “E” - Page 1

SCHEDULE 1

Due Diligence Items

1.	Historical financial statements to include detailed income statements and cash flow statements for the Property for 2018 - , 2023, and YTD 2024 (individual monthly statements).

2.	The detailed 2024 and 2025 Operating Budgets by month and the most recent five-year Capital Budget for the Property.

3.	A detailed budget reforecast by month for 2024 for the Property.

4.	Any PIP’s in the possession of the Owner for the Property.

5.	Any existing or recently completed appraisals of the Property.

6.	Real Estate and Personal Property tax bills for the current year, including any estimates thereof, for the Property.

7.	Most recent existing environmental, asbestos, mechanical, physical or other reports, studies or surveys related to the Property.

8.	Most recent existing surveys, title insurance policies and evidence of zoning compliance for the Property.

9.	A copy of any ground leases and easement agreements relating to the Property (if applicable).

10.	A recap of capital expenditures history for the years 2021-2023 and 2024 YTD for the Property.

11.	Complete Group Rooms Backlog and/or detailed future group rooms report detailing annual group rooms, both tentative and definite.

12.	The three most recent Brand Compliance Reports (aka Quality Assurance Reports) for the Property.

13.	Detailed current rent rolls together with copies of all tenant leases at the Property.

14.	A copy of the as-built plans and specifications for the Property.

15.	Utility bills for the Property for the period from 2021-2023 and 2024 YTD.

16.	A list of all contracts and service agreements relating to the Property, including the vendor, date executed, term and monthly payment, and copies of all the contracts and service agreements.

17.	Copies of all zoning and use permits, development rights, certificates of occupancy, elevator permits and licenses, liquor licenses and any other permits or authorizations required for the current uses or future development of the Property (including guestroom additions).

18.	A complete list of advance reservations, and room bookings for the Property.

19.	Copies of all equipment and/or capital leases relating to the Property.

20.	Summary of Pending Litigation relating to the Property.

21.	The most recent aged receivables and payables for the Property.

22.	Employee Manual(s) for the Property.

23.	Payroll wage scale, name, position, rate of pay, date of hire and management organizational chart for the Property.

24.	Current Insurance Policies for the Property.

25.	Copies of any collective bargaining and other related agreements, employment contracts – including General Manager’s, and a schedule of employees and their terms of employment including complete medical and health programs (e.g.: salaries, accrued benefits, terms of employment).

26.	The most recent FF&E, china, glass, silver, linen, rooms linen, supplies, food & beverage and any other inventory listing for the Property.

27.	Copies or notices of any code or health violations notices that occurred over the past five years.

Schedule 1 - Page 1